Exhibit 99.1

Press Release

Sepracor to Redeem 7% Convertible Debentures

MARLBOROUGH, Mass., June 3, 2003—Sepracor Inc. (NASDAQ: SEPR—News) today announced the call for redemption on July 10, 2003, of all of its outstanding 7% Convertible Subordinated Debentures due December 15, 2005 ("Debentures"). Debentures in an aggregate principal amount of $111,870,000 are currently outstanding.

The redemption price of the Debentures is $1,030.00 per $1,000 principal amount of the Debentures, together with accrued and unpaid interest from June 15, 2003 to, but excluding, the redemption date.

As an alternative to redemption, holders of Debentures have the option until 5:00 p.m. Eastern Standard Time on July 9, 2003, to convert their Debentures into Common Stock, $0.01 par value per share, of Sepracor (the "Sepracor Common Stock") at a conversion price of $62.4375 per share. Each $1,000 principal amount of Debentures is convertible into 16.016 shares of Sepracor Common Stock. Cash will be paid in lieu of any fractional shares of Sepracor Common Stock upon conversion. Based on the last reported sale price on the NASDAQ National Market on June 2, 2003, which was $22.58, 16.016 shares of Sepracor Common Stock have a market value of approximately $361.64.

The details concerning terms and conditions of redemption or conversion are fully described in a Notice of Full Redemption that will be mailed to record holders of Debentures on or before June 9, 2003. Redemption and conversion transactions will be handled by JPMorgan Chase Bank.

As a result of this redemption, interest expense saved on the Debentures will be approximately $19.0 million over the remaining life of the Debentures. In addition, if all of the currently outstanding Debentures are redeemed, Sepracor will not issue approximately 1,791,711 shares of Sepracor Common Stock that would have been issuable upon conversion of the redeemed Debentures at a conversion rate of $62.4375 per share.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor's drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor's corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to Sepracor's ability to redeem the Debentures. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the timing and success of submission, acceptance and approval of regulatory filings; the scope of Sepracor's patents and the patents of others; the commercial success of Sepracor's products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor's licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor's quarterly report on Form 10-Q for the quarter ended March 31, 2003 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor's expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor's expectations or beliefs as of any date subsequent to the date of this press release.

To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960, or visit our web site at www.sepracor.com.

Contacts:
    David P. Southwell
    Chief Financial Officer
    Sepracor Inc.

    Jonae R. Barnes
    Vice President
    Investor Relations
    (508) 481-6700